EXHIBIT 10.9

AMENDMENT

This AMENDMENT ("Amendment") is made as of this 27th day of March, 2015 (the "Effective Date"), by and between eCrypt Technologies, Inc. d/b/a Ecrypt Technologies Inc., a Colorado corporation("Company"), and Thomas A. Cellucci ("Employee").

WITNESSETH:

WHEREAS, the parties have entered into that certain Employment Agreement ("Employment Agreement") dated as of June 16, 2014, by and between Company and Employee, and amended on February 11, 2015, as of January 30, 2015;

WHEREAS, the parties have entered into that certain Restricted Shares Agreement ("Restricted Shares Agreement") dated as of June 16, 2014, by and between Company and Employee;

WHEREAS, the parties have agreed to amend the Employment Agreement and Restricted Shares Agreement as provided herein;

NOW THEREFORE, in consideration of the foregoing premises, Employee's continued employment by Company and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Employment Agreement.

 Paragraph 2(e) is amended to read as follows:

(e) Salary and Additional Health/Dental Benefits. Effective February 1, 2015, Employee shall receive a monthly salary of US$12,000. Effective April 1, 2015, Employee shall receive a monthly salary of US$25,000, and shall receive health insurance and dental insurance benefits in the minimum amount of US$2,000 per month notwithstanding any other benefits provisions herein. The salary shall be paid monthly, on the first business day of the month.

The following is hereby added as Paragraph 2(f):

(f) Warrant Grant. The Company shall issue Executive warrants to purchase a total of thirty million (30,000,000) shares of Company common stock at a $0.03/share exercise price, with such warrants exerciseable on a cashless basis and having a term of 5 years.

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The following is hereby added as Paragraph 9:

9. Indemnification.

Company shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee's performance as an officer or employee of Company or in any other capacity, including any fiduciary capacity, in which the Employee serves at the request of Company to the maximum extent permitted by applicable law. Company shall advance to Employee the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from Employee to repay any such amounts advanced to Employee in the event and to the extent of any subsequent determination by an agency of competent jurisdiction that Employee was not entitled to indemnification hereunder. In the event that Employee is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, Employee shall promptly notify Company thereof. Following such notice, Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel satisfactory to Employee in its reasonable judgment. After notice from Company to Employee of Company's election to assume the defense of Employee, Company will not be liable to Employee hereunder for any legal or other expenses subsequently incurred by Employee in connection with the defense thereof other than reasonable costs of investigation. Employee shall not settle any action or claim against Employee without the prior written consent of Company except at Employee's sole cost and expense.

2. Amendments to Restricted Shares Agreement.

Paragraph 2 is hereby deleted in its entirety.

3. Miscellaneous.

(a) Full Force and Effect. Except as otherwise expressly provided herein, each of the Agreement and the other agreements and transactions contemplated thereby shall remain in full force and effect. Except for the modifications contained herein, this Amendment shall not in any way waive or prejudice any of the rights or obligations of either of the parties hereto and shall not constitute a waiver or modification of any other provision of the Agreement or any other document entered into in connection therewith.

(b) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Colorado.

(c) Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment may be executed by facsimile or by email of PDF or digital image format files of the executed signature page hereto.

(d) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the Effective Date.

COMPANY: eCrypt Technologies, Inc. d/b/a Ecrypt Technologies Inc.

By:	/s/ Debbie King
Name:	Debbie King
Title:	Director

EMPLOYEE:

By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci

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AMENDMENT

This AMENDMENT ("Amendment") is made as of this 15th day of January, 2016 (the "Effective Date"), by and between Bravatek Solutions, Inc., a Colorado corporation("Company"), and Thomas A. Cellucci ("Employee").

WITNESSETH:

WHEREAS, the parties have entered into that certain Employment Agreement ("Employment Agreement") dated as of June 16, 2014, as amended, by and between Company and Employee;

WHEREAS, the parties have agreed to amend the Employment Agreement as provided herein;

NOW THEREFORE, in consideration of the foregoing premises, Employee's continued employment by Company and the mutual covenants set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Employment Agreement.

The Employment Agreement is amended to provide Employee performance bonuses in lieu of Paragraph 2(b) therein as follows:

(b) Performance Bonus. The Executive shall be eligible to receive a quarterly performance bonus equal to the sum of 15% of Executive's quarterly base salary for meeting the Board-approved quarterly revenue and budget expense plan ("Plan") plus 10% of Executive's quarterly base salary for every 10% by which actual quarterly revenue exceeds Plan quarterly revenue up to a maximum of 50% of gross margin, but only if the Company's actual quarterly expenses increase by an equal or lesser percentage amount over Plan quarterly expenses. As examples for clarity, if actual quarterly revenues were 20% higher than a given quarter's Plan revenues, and actual quarterly expenses were 20% higher than a given quarter's Plan expenses, and assuming gross margin in excess of any bonus, Executive would receive a performance bonus equal to 35% of Executive's base salary for the quarter, but no performance bonus if revenues were 20% higher while expenses were 21% higher. The quarterly performance bonus, if any, shall be paid by the end of the second month of the following quarter.

2. Miscellaneous.

(a) Full Force and Effect. Except as otherwise expressly provided herein, each of the Agreement and the other agreements and transactions contemplated thereby shall remain in full force and effect. Except for the modifications contained herein, this Amendment shall not in any way waive or prejudice any of the rights or obligations of either of the parties hereto and shall not constitute a waiver or modification of any other provision of the Agreement or any other document entered into in connection therewith.

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(b) Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Colorado.

(c) Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Amendment may be executed by facsimile or by email of PDF or digital image format files of the executed signature page hereto.

(d) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the Effective Date.

COMPANY: Bravatek Solutions, Inc.

By:	/s/ Debbie King
Name:	Debbie King
Title:	Director & CFO

EMPLOYEE:

By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci

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Via Email Only

January 15, 2015

Dr. Thomas A. Cellucci

Re: Change of Control Letter Agreement

Dear Dr. Cellucci:

This Change of Control Letter Agreement (the "Agreement") is entered into as of the date referenced above, by and between Bravatek Solutions, Inc., a Colorado corporation with an address at 2028 East Ben White Boulevard, Suite 240-2835, Austin, Texas 78741 (the "Corporation"), and you, Thomas A. Cellucci ("you").

Recitals

A.

The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In connection therewith, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

B.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

C.

In order to induce you to remain in the employ of the Corporation and in consideration of your agreement set forth below, the Corporation agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated subsequent to a "Change in Control" of the Corporation (as defined in Section 2 below) under the circumstances described below. This Agreement is meant to supersede any other specific written agreements which may have been entered into between yourself and the Corporation concerning termination of employment, including your Employment Agreement with the Corporation, dated as of June 16, 2014, as subsequently amended.

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Therefore, in consideration of your continued employment and the parties' agreement to be bound by the terms contained in this Agreement, the parties agree as follows:

1.

Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2018; provided, however, that commencing on December 31, 2018, and each December 31 afterwards, the term of this Agreement shall automatically be extended for one additional year unless, no later than the preceding November 1, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control (as defined below) shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such change in control occurred. Notwithstanding the foregoing, and provided no Change in Control (as defined below) shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Corporation, or (ii) the Corporation's furnishing you with notice of termination, irrespective of the effective date of such termination.

2.

Change in Control. No benefits shall be payable under this Agreement unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control" of the Corporation shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is in fact required to comply with that regulation, provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities, except for you; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation; or (D) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

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3.

Termination Following Change in Control. If any of the events described in Section 2 above constituting a Change in Control of the Corporation shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) below upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability (as defined below) or Retirement (as defined below), (B) by the Corporation for Cause (as defined below), or (C) by you other than for Good Reason (as defined below).

i.

Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Termination by the Corporation or you of your employment based on "Retirement" shall mean termination in accordance with the Corporation's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

ii.

Cause. Termination by the Corporation of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance by you of a Notice of Termination for Good Reason as defined in Subsections 3(iii) and 3(iv) herein, respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars in detail.

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iii.

Good Reason. You shall be entitled to terminate your employment for Good Reason (as defined below). For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation of any of the following circumstances unless, in the case of paragraph (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect of them:

A.

the assignment to you of any duties inconsistent with your status and position as it exists immediately prior to the Change in Control of the Corporation or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control of the Corporation;

B.

a reduction by the Corporation in your annual base salary as in effect on this date or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all key employees of the Corporation and all key employees of any person in control of the Corporation;

C.

your relocation to a location not within 50 miles of your present office or job location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

D.

the failure by the Corporation, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, within seven days of the date such compensation is due;

E.

the failure by the Corporation to continue in effect any bonus to which you were entitled, or any compensation plan in which you participate immediately prior to the change in control of the Corporation which is material to your total compensation, including but not limited to the Corporation's stock option plan, 401(k) pre-tax retirement savings plan, and flexible benefit plan, if any, or any substitute plans adopted prior to the Change in Control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation in it (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

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F.

the failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control of the Corporation, the failure to continue to provide you with a Corporation automobile or allowance in lieu of it, if you were provided with such an automobile or allowance in lieu of it at the time of the Change in Control of the Corporation, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control of the Corporation, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control of the Corporation;

G.	the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 of this Agreement; or

H.

any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement. In the event you deliver Notice of Termination based upon circumstances set forth in Paragraph (A), (E), (F), (G) or (H) above, which are fully corrected prior to the Date of Termination set forth in your Notice of Termination, such Notice of Termination shall be deemed withdrawn and of no further force or effect.

iv.

Notice of Termination. Any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

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v.

Date of Termination, etc. "Date of Termination" shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than 30 days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given); provided that if within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement except to the extent otherwise provided in subsection 4(iv).

4.

Compensation Upon Termination or During Disability. Following a Change in Control of the Corporation, upon termination of your employment or during a period of disability, you shall be entitled to the following benefits:

i.

During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Corporation during such period, until this Agreement is terminated pursuant to Section 3(i) above. Thereafter, or in the event your employment shall be terminated by the Corporation or by you for Retirement, or by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

ii.

If your employment shall be terminated after a Change in Control by the Corporation for Cause or by you other than for Good Reason, Disability, death or Retirement, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

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iii.

If your employment shall be terminated after a Change in Control (a) by the Corporation other than for Cause, Retirement or Disability, or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

A.	All prior stock awards shall immediately be considered fully vested.

B.	The Corporation shall continue to pay any medical or dental benefits in effect at the time Notice of Termination is given for two years following the Date of Termination.

C.

The Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts and benefits to which you are entitled under any compensation plan of the Corporation, at the time such payments are due, except as otherwise provided below.

D.

In lieu of any further salary or performance bonus compensation payments to you for periods subsequent to the Date of Termination, the Corporation shall pay to you a lump sum severance payment (together with the payments provided in paragraph (E) below, the "Severance Payments") equal to the sum of (i) a prorated portion of any unpaid quarterly performance bonus compensation estimated to be due for the quarter during which the Date of Termination occurs through the Date of Termination, (ii) two times the sum of the annual base salary in effect immediately prior to the occurrence of the circumstance(s) giving rise to the Notice of Termination given in respect of them, (iii) eight times the sum of the quarterly performance bonus compensation, if any, due to you for the most recently completed quarter immediately prior to the Date of Termination, and (iv) an amount based on the acquisition price of the Corporation, if any, in the Change in Control as follows:

1.	$1,500,000 if the acquisition price is at least $8,000,000 and at least one times sales but less than two times sales;
2.	$3,000,000 if the acquisition price is at least $15,000,000 and at least two times sales but less than three times sales;
3.	$5,000,000 if the acquisition price is at least $20,000,000 and at least three times sales but less than five times sales; or
4.

$5,000,000 plus an amount equal to $500,000 multiplied by an amount equal to the acquisition price divided by sales minus five, but only if the acquisition price is at least $40,000,000 and at least five times sales (i.e., $7,500,000 if the acquisition price were $100,000,000 and sales were $10,000,000).

E.	The Corporation shall pay to you any deferred compensation, including, but not limited to deferred bonuses, allocated or credited to you or your account as of the Date of Termination.

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F.

The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination including all such fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") to any payment or benefit provided under this Agreement)).

G.

The payments provided for in paragraphs (C), (D), and (E) above, shall be made no later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

iv.

In the event that you are a "disqualified individual" within the meaning of Section 280G of the Code, the parties expressly agree that the payments described in this Section 4 and all other payments to you under any other agreements or arrangements with any persons which constitute "parachute payments" within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. Such maximum limit shall be $1 less than the aggregate amount which would otherwise cause any such payments to be considered a "parachute payment" within the meaning of Section 280G of the Code, as determined by the Corporation. Accordingly, to the extent that such payments would be considered a "parachute payment" with respect to you, then the portions of such payments shall be reduced or eliminated in the following order until the remaining change of control termination payments with respect to you is within the maximum described in this subsection (iv):

1.	First, any cash payment to you;
2.	Second, any change of control termination payments not described herein; and
3.	Third, any forgiveness of indebtedness of yours to the Corporation.

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You expressly and irrevocably waive any and all rights to receive any change of control termination payments, which exceed the maximum limit described in this subsection (iv).

v.

You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise except as specifically provided in this Section 4. (vi). In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under the Corporation's 401(k) Pre-Tax Retirement Savings Plan and any other plan or agreement relating to retirement benefits.

5.	Successors; Binding Agreement.

i.

The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled to under this Agreement if you terminate your employment for Good Reason following a Change in Control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as defined above and any successor to its business and/or assets as which assumes and agrees to perform this Agreement by operation of law, or otherwise.

ii.

This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, and legatees. If you should die while any amount would still be payable to you if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your legatee or other designee or, if there is no such designee, to your estate.

6.

Notice. For the purposes of this Agreement, all notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address shall be effective only upon receipt.

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7.

Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for shall be paid net of any applicable withholding or deduction required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

8.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.

Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Colorado, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11.

Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings with respect to such subject matter.

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If this letter accurately sets forth the terms of our agreement on the subject matter hereof, kindly sign and return to the Corporation an executed copy of this letter which will then constitute our agreement on this subject.

Sincerely, Bravatek Solutions, Inc.

By:	/s/ Deborah King
Deborah King
Chief Financial Officer & Director

ACCEPTED AND AGREED:

By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci, Ph.D., MBA

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